Exhibit 10.1

EXECUTION VERSION

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into on this 23rd day of December, 2024 (the “Termination Effective Date”) by and between Orion Corporation ("Orion"), a corporation incorporated and existing under the laws of Finland, business identity code 1999212-6 (“Licensee”), having a principal place of business at Orionintie 1, 02200 Espoo, Finland, and Marinus Pharmaceuticals, Inc. (“Marinus”), a Delaware corporation with an office address at 5 Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087 USA. Marinus and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Background

A.           Orion and Marinus entered into a Collaboration Agreement entered into as of July 30, 2021 (the “Collaboration Agreement”), a Manufacturing and Supply Agreement entered into as of October 24, 2022 (the Supply Agreement”), and a number of ancillary agreements related to the Collaboration Agreement and the Supply Agreement, including without limitation a Data Protection Agreement entered into as of January 26, 2022, a Cooperation and Support Agreement for Individual Patient Expanded Access of Investigational Drug entered into as of July 12, 2022, a Safety Data Exchange Agreement, as amended, entered into as of September 14, 2023 and a Quality Agreement entered into as of April 25, 2023 (previous version July 13, 2022) (collectively, the “Ancillary Agreements”). Capitalized terms used but not defined in this Agreement shall have the respective meaning assigned to them in the Collaboration Agreement, the Supply Agreement or the Ancillary Agreements, as applicable.

B.            The Parties desire to terminate the Collaboration Agreement, the Supply Agreement and the Ancillary Agreements on the terms and conditions set forth in this Agreement that is made in reference to the Collaboration Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, and intending to be legally bound, the Parties agree as follows:

1.            Termination

1.1.           Termination of Agreements. Orion and Marinus (each for itself and all of its Affiliates) hereby agree that the Collaboration Agreement, the Supply Agreement and each of the Ancillary Agreements is terminated effective as of the Termination Effective Date.

1.2            Effect of Termination. Orion and Marinus (each for itself and all of its Affiliates) hereby agree that the termination of the Collaboration Agreement, the Supply Agreement and the Ancillary Agreements shall (i) not affect any rights or obligations of either Party to the extent that such obligations or rights have accrued or matured prior to the Termination Effective Date, (ii) post-termination obligations, including cooperation for wind down and transition activities shall be in accordance with the applicable provisions as set forth in each of the terminated agreements, and (iii) survival of specific provisions of each terminated agreement shall be governed by the terms set forth in that agreement.

1.3            Research and Development Reimbursement. In consideration of entering into this Agreement, Marinus agrees that Orion shall not be required to pay to Marinus the Development Costs for the fourth (4th) Calendar Quarter of 2024 that would otherwise be required pursuant to Section 4.5 of the Collaboration Agreement.

EXECUTION VERSION

1.4            Termination Payment. In consideration of the termination of the Collaboration Agreement, the Supply Agreement and the Ancillary Agreements, Marinus shall pay to Orion, the amount of one million five hundred thousand Euros (€1,500,000 ) (“Termination Payment”), to be paid within ten Business Days after the first to occur of (i) closing of a transaction between Marinus and a Third Party transferring or selling all or substantially all of Marinus’ assets or business that relate to a biopharmaceutical product which incorporates Ganaxolone as sole Active Ingredient or in combination with one or more other Active Ingredients (in the same formulation) for any of the Indications for which Orion is granted Commercialization rights pursuant to Article 4 of the Collaboration Agreement or (ii) Marinus’ merger or consolidation or similar transaction constituting a Change of Control of Marinus or (iii) 30 June 2025.

1.5            Purchase Orders of Licensed Product. The Parties agree that all purchase orders of Licensed Product placed by Orion prior to the Termination Effective Date are hereby cancelled.

2.            Mutual Release.

2.1.           Each Party, for itself and its Affiliates, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the “Releasors”), does hereby remise, release and forever discharge the other Party, the Affiliates of such other Party, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the “Releasees”), of and from any and all causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands of whatever kind, known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, in law or in equity, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees, for, by reason of, or arising out of, any performance, breach or alleged breach of the Collaboration Agreement, the Supply Agreement or the Ancillary Agreements to and including the Termination Effective Date; provided, however, that this release does not, and shall not be construed to, apply to any Surviving Claims (defined below).

2.2.          As used herein, the term “Surviving Claims” means any causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands arising out of: any of the provisions of the Collaboration Agreement, the Supply Agreement or any of the Ancillary Agreements which survive the termination of the Collaboration Agreement, the Supply Agreement or any of the Ancillary Agreements and the execution of this Agreement, including, without limitation, arising out of any breach of, or any other failure to observe or perform, any of such surviving provisions thereof, but only with respect to such breaches or failures that occur after the Termination Effective Date of this Agreement.

EXECUTION VERSION

2.3.           Each Party, for itself and its other Releasors, represents and warrants that no Releasor has assigned or transferred, or purported to assign or transfer, voluntarily, involuntarily, or by operation of law, any claim herein released or any part or portion thereof.

2.4.           Each Party, for itself and its other Releasors, covenants and agrees never to commence, prosecute, or cause, permit, or advise to be commenced or prosecuted on behalf of any of the Releasors, any action, suit or proceeding based upon any claim or other matter herein released or any part or portion thereof.

3.            No Disparagement. Each Party agrees, for itself, its Affiliates, and its and their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders within such Party’s control and representatives of each of the foregoing, not to make any statements or comments of a disparaging nature to Third Parties (including any of their customers) regarding the other Party, any Affiliates of the other Party, any of their respective successors or assigns, any director, officer or employee of any of the foregoing, any current or planned product or service of any of the foregoing, or any prospects, condition or conduct of any of the foregoing.

4.            General Provisions.

4.1.           Amendments. This Agreement may only be amended by a writing specifically referencing this Agreement, which has been signed by authorized representatives of each Party.

4.2.           Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.3.           Governing Law and Dispute Resolution. This Agreement is made in reference to the Collaboration Agreement and therefore Section 14.4 (Governing Law; English Language) and Section 14.5 (Dispute Resolution) of the Collaboration Agreement shall apply to this Agreement.

4.4.           Entire Agreement. This Agreement, and the certain provisions of the Collaboration Agreement, the Supply Agreement and the Ancillary Agreements that survive termination set forth the entire agreement and understandings between the Parties hereto with respect to the subject matter hereof.

4.5.           Further Assurances. Orion and Marinus hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement. Orion acknowledges that Orion shall take all such actions as contemplated in the Collaboration Agreement, the Supply Agreement and the Ancillary Agreements to effect an orderly termination of the foregoing agreements to effect the termination and transition of the rights back to Marinus or to a third party as requested by Marinus.

4.6.           Waivers. An effective waiver under this Agreement must be in writing signed by the Party waiving its right. The failure of either Party to require performance by the other Party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of subsequent breaches of that or any other provision hereof.

EXECUTION VERSION

4.7.           Severability. If in any jurisdiction any one or more of the provisions of this Agreement should be for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed so as to nearly approximate the intent of the Parties as possible and if not reformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; in other jurisdictions, this Agreement shall not be affected.

4.8.           Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message (and promptly confirmed by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested)), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Marinus:           Marinus Pharmaceuticals, Inc.

5 Radnor Corporate Center,

100 Matsonford Road, Suite 500

Radnor, PA 19087

Attention: Martha Manning, Esq.

Tel: (610) 639-6174

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

1735 Market Street, Floor 23

Philadelphia, PA 19103

Attention: Steve J. Abrams

Tel: (267) 675-4642

If to Orion:                Orion Corporation

Orionintie 1,

02200 Espoo,

Finland

Attn: Senior Vice President, Branded Products

Tel: +358 10 426 1

with a copy to (which shall not constitute notice):

Orion Corporation Legal Affairs

Orionintie 1,

02200 Espoo, Finland

Attn: Head of Legal Affairs

Tel: +358 10 426 1

EXECUTION VERSION

4.9.           Counterparts. This Agreement may be executed in one or more counterparts, including without limitation electronic or facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both Parties hereto.

4.10.         Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

4.11.         Relationship of the Parties. The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Steven Pfanstiel
Name:	Steven Pfanstiel
Title:	Chief Financial Officer

ORION CORPORATION

By:	/s/ Liisa Hurme
Name:	Liisa Hurme
Title:	SVP Global Operations

By:	/s/ Outi Vaarala
Name:	Outi Vaarala
Title:	SVP R&D